John Q. Doyle
Group President and Chief Operating Officer

Marsh McLennan
1166 Avenue of the Americas
New York, NY 10036
www.mmc.com

Subject: Terms of Employment

Dear Martine,

This second amendment to the Letter Agreement, dated January 16, 2019, between you and Marsh & McLennan Companies, Inc. (“Marsh McLennan”) as subsequently amended on February 22, 2021 (the “Letter Agreement”), revises the terms and conditions of your employment by Mercer Consulting Group, Inc. (“Mercer”) as its President and Chief Executive Officer. The Letter Agreement will continue to govern your employment except as specified below:

1.Exhibit A to the Letter Agreement shall be deleted and replaced in its entirety with the attached Exhibit A.
The terms of this amendment are effective as of April 1, 2022. Please acknowledge your agreement with the terms of the Letter Agreement, as further amended by this second amendment, by signing and dating this and the enclosed copy and returning one to me.

Sincerely,

/s/ John Q. Doyle
John Q. Doyle
Group President and Chief Operating Officer
Marsh McLennan
Accepted and Agreed:

/s/ Martine Ferland
(Signature)

March 21, 2022
(Date)

February 23, 2022
Martine Ferland

Exhibit A

Board or Committee Memberships	Board of Trustees for the New York Academy of Medicine
Annual Base Salary	$1,000,000 effective as of April 1, 2022
Annual Target Bonus Opportunity	Bonus awards are discretionary. Target bonus of $1,900,000 commencing with the 2021 performance year (awarded in February 2022). Actual bonus may range from 0% - 200% of target, based on achievement of individual performance objectives, Mercer’s performance and/or Marsh McLennan’s performance as Marsh McLennan may establish from time to time.
Annual Target Long-Term Incentive Opportunity	Long-term incentive awards are discretionary. Target award value of $2,300,000, commencing with the award made in 2021.